Exhibit 8.2

314.444.7600 (direct) 314.241.6056 (fax) www.lewisrice.com	Attorneys at Law	600 Washington Avenue Suite 2500 St. Louis, Missouri 63101

July 17, 2018

Board of Directors

Business Bancshares, Inc.

8000 Maryland Avenue, Suite 100

Clayton, Missouri 63105

Dear Ladies and Gentlemen:

We have acted as special counsel to the Company in connection with the proposed merger (the “Merger”) of a special-purpose, wholly owned subsidiary (“Merger Sub”) of Stifel Financial Corp., a Delaware corporation (“Parent”), with and into Business Bancshares, Inc., a Missouri corporation (the “Company”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 10, 2018 (the “Merger Agreement”), between the Company and Parent, as described in the registration statement on Form S-4 (File No. 333-225729) prepared in connection with the Merger and initially filed by Parent with the Securities and Exchange Commission (the “SEC”) on June 20, 2018, as amended through the date hereof, which includes the proxy statement/prospectus (the “Proxy Statement Prospectus”) relating to the Merger (the “Registration Statement”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

We are providing our opinion regarding certain material United States federal income tax consequences of the Merger pursuant to Section 7.3(f) of the Merger Agreement. For the purpose of rendering our opinion, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Merger Agreement;

2.	The Registration Statement;

3.	The representations made to us in Parent’s officer’s certificate delivered to us dated July 17, 2018;

4.	The representations made to us in the Company’s officer’s certificate delivered to us dated July 17, 2018;

5.	Such other instruments and documents and matters of law and fact related to the formation, organization and operation of Parent and the Company and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

Board of Directors

Business Bancshares, Inc.

For purposes of this opinion, we have assumed, with your permission and without independent investigation: (i) that the Merger will be consummated in accordance with the descriptions in the Registration Statement and in accordance with the provisions of the Merger Agreement; (ii) that none of the terms and conditions set forth or described in the Merger Agreement or the Registration Statement have been or will be modified or waived in any respect; (iii) the legal capacity of all natural persons; (iv) that original documents submitted to us (including signatures) are authentic, (v) that documents submitted to us as copies conform to the original documents and that the originals of such copies are authentic, (vi) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (vii) that the information, descriptions, statements and representations contained in the Documents or in this letter (an advanced copy of which has been provided to you), will be true and accurate at all times up to and including the Effective Time of the Merger (and to the extent any such statement or representation is limited to the knowledge of a person or is based on the belief of such person, the statement or representation is accurate without regard to such qualification); (viii) that covenants and warranties set forth in the Documents have been and will be complied with, (ix) that the Merger will be effective under Missouri law; (x) the Merger will be reported by the Company, Parent and their respective subsidiaries on their respective United States federal income tax returns in a manner consistent with the opinion set forth below; (xi) that the aggregate cash consideration paid to shareholders of Company Common Stock in connection with the Merger, including cash paid in lieu of fractional shares and cash paid to shareholders exercising dissenters’ rights, will not exceed fifty percent (50%) of the value of the total consideration paid to shareholders of Company Common Stock in connection with the Merger; (xii) that the Merger Agreement represents the full and complete agreement between Parent and the Company regarding the Merger; and (xiii) that there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement. We have not independently investigated or verified any factual matters relating to the Merger in connection with or apart from our preparation of our opinion.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth in this letter and in the “Material U.S. Federal Income Tax Consequences of the Merger” section of the Proxy Statement Prospectus, it is our opinion that for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and that the U.S. federal income tax consequences of the Merger to U.S. holders of Company Common Stock will be as described in the “Material U.S. Federal Income Tax Consequence of the Merger” section of the Proxy Statement Prospectus.

We express no opinion on any issue relating to the consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. The

Board of Directors

Business Bancshares, Inc.

foregoing opinion is limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Our opinion expressed herein is based upon the Code, the Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the United States Internal Revenue Service (the “IRS”), and other taxing authority or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. No rulings will be sought from the IRS or any other taxing authority with respect to any United States federal income tax consequences described in this opinion. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger.” This opinion is not to be relied upon for any other purpose without our prior written consent. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Lewis Rice LLC

Lewis Rice LLC